Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2021 RESULTS

~ Occupancy at Quarter-End 99.2% ~

~ Strong Leasing in 2021 Positions Company for the Long-Term ~

GREAT NECK, New York, March 10, 2022 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter and year ended December 31, 2021.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, “While successfully navigating the pandemic, we extended the term of significant leases and tenancies, and are pleased to end 2021 with occupancy at 99.2%. We also continue to successfully transform our portfolio to industrial focused properties as we believe that over the long-term this asset class will provide greater stability to our cashflow. We believe that over-time, the repositioning of the portfolio will support our dividend and create value for our stockholders.”

Fourth Quarter Operating Results:

Revenues and Operating Expenses

Rental income for the three months ended December 31, 2021, was $20.8 million compared to $18.7 million in the corresponding prior year. The increase is due primarily to matters relating to Regal Cinemas including an increase, in 2021, of $613,000 in rental income, and in 2020, the non-cash write-off of straight-line rent and non-accrual of rent that aggregated approximately $1.4 million. Industrial properties again contributed more than 50% of rental income in the current quarter.

Income from the early termination of leases in the current quarter was $224,000 compared to $15,000 in corresponding quarter ended December 31, 2020.

Total operating expense in the fourth quarter of 2021 was $12.7 million compared to $12.8 million for the three months ended December 31, 2020.

Gain on sale of real estate

The Company generated gain on sale of real estate of $2.7 million in the fourth quarter of 2021 and 2020.

Other income and expenses

Other net expenses improved to $4.5 million in the fourth quarter 2021 from $5.1 million in the 2020 quarter. Contributing to the improvement was a $368,000 reduction in interest expense in the current quarter.

Net income, FFO1 and AFFO

Net income attributable to One Liberty in the fourth quarter of 2021 was $6.5 million, or $0.30 per diluted share, compared to net income in the corresponding period of the prior year of $3.6 million, or $0.16 per diluted share.

Funds from Operations, or FFO, was $9.8 million, or $0.46 per diluted share, for the quarter ended December 31, 2021, compared to $6.7 million, or $0.33 per diluted share, in the corresponding quarter of 2020.  The improvement in FFO is due to a $2.1 million increase in rental income primarily related to Regal Cinemas (including an increase, in 2021, of $613,000 in rental income, and in 2020, the non-cash write-off of straight-line rent and non-accrual of rent that aggregated approximately $1.4 million), a $368,000 reduction in interest expense, a $275,000 increase in earnings from unconsolidated joint ventures, and a $209,000 increase in lease termination fee income.

Adjusted Funds from Operations, or AFFO, was $10.7 million, or $0.51 per diluted share, for the quarter ended December 31, 2021, compared to $9.1 million, or $0.44 per diluted share in the corresponding quarter of the prior year. The improvement in AFFO is due to the factors contributing to the increase in FFO excluding $1.2 million of the increase in rental income related to the effect of straight-line rent accruals, and the $209,000 increase in lease termination fee income.

Diluted per share net income, FFO and AFFO were impacted in the quarter ended December 31, 2021, by an average increase of approximately 493,000 in the weighted average number of shares of common stock outstanding as a result of issuances of stock in lieu of cash dividends and in connection with equity incentive, at-the-market equity offering and dividend reinvestment programs.

Full Year 2021 Operating Results:

Revenues and Operating Expenses

Rental income in 2021 was $82.2 million compared to $81.9 million in 2020. The improvement is due to a net increase of $1.7 million from same store properties, including, with respect to two Regal Cinemas properties, $1.1 million of increased rent and deferred rent collections in 2021, and the inclusion in 2020 of a $1.1 million of a non-cash write-off of straight-line rent. The increase was offset by $1.4 million from the net impact of dispositions and acquisitions during 2021 and the inclusion, in 2020, of $729,000 of variable rent from a tenant that did not pay rent in 2021.

Income from the early termination of leases in 2021 was $560,000 compared to $15,000 in 2020.

Operating expense in 2021 was $51.2 million compared to $51.0 million in 2020.

Gain on sale of real estate

Net gain on sale of real estate, in 2021 was $25.5 million from the sale of five properties compared to $17.3 million in 2020 from the sale of four properties.

[1]	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

Other income and expenses

Other net expenses in 2021 improved to $17.9 million from $20.8 million in 2020. The improvement is due primarily to reductions of $1.4 million in interest expense and $222,000 in debt prepayment costs and increases of $684,000 from the sale of joint venture properties and $373,000 of other income, including $265,000 from insurance recoveries.

Net income, FFO and AFFO

Net income attributable to One Liberty was $38.9 million, or $1.85 per diluted share, compared to $27.4 million, or $1.33 per diluted share, in 2020.

FFO for 2021 was $36.1 million, or $1.72 per diluted share, compared to 2020 FFO of $33.9 million, or $1.66 per diluted share. The improvement in FFO is due to a $1.4 million reduction in interest expense, a $545,000 increase in lease termination fee income, and a $373,000 increase in other income. Offsetting the increase in FFO is a $639,000 non-cash increase in general and administrative expense related to equity incentive awards.

AFFO for 2021 was $41.0 million or $1.95 per diluted share compared to $38.8 million, or $1.90 per diluted share in the prior year. The improvement in AFFO is due to the factors contributing to the increase in FFO and the exclusion from AFFO of a $747,000 increase in general and administrative expense related to non-cash compensation expense related to equity incentive awards, and the addition to AFFO of $389,000 in rental income related to the effect of straight-line rent accruals. The improvement in AFFO was offset by the exclusion, from AFFO, of the $545,000 increase in lease termination fee income and $366,000 of the increase in other income.

Diluted per share net income, FFO and AFFO were impacted negatively in 2021 by an average increase of approximately 671,000 in the weighted average number of shares of common stock as a result of issuances of stock in-lieu-of cash dividends and in connection with the equity incentive, at-the-market equity offering and dividend reinvestment programs.

Acquisitions in 2021:

The Company acquired three industrial properties for $24.3 million. The Company expects to recognize in 2022 approximately $1.8 million of rental income from these properties, which contributed $636,000 of rental income in 2021.

Subsequent Events:

In 2021, the Company entered into an agreement to sell an industrial property located in Columbus, Ohio for $8.5 million. This property generated $749,000 of rental income and incurred operating expenses of $164,000 in 2021 (including depreciation and amortization expense of $66,000). The Company estimates that when the sale is completed in the quarter ending June 30, 2022, it will recognize an approximate net gain of $6.9 million from this sale.

As previously reported, in January 2022, the Company purchased a 53,000 square foot industrial facility in Fort Myers, Florida for $8.1 million. The Company anticipates that this property will contribute $438,000 of base rent in 2022.

In January 2022, the Company entered into an agreement to sell four Wendy’s restaurant properties located in Pennsylvania for $10.0 million. It is anticipated that this sale will be completed in the second quarter of 2022 and that One Liberty will recognize an approximate net gain of $4.7 million on the sales. In 2021, these properties contributed $525,000 of rental income and accounted for $100,000 of operating expense (including $59,000 of depreciation) and $116,000 of interest expense.

Balance Sheet:

At December 31, 2021, the Company had $16.2 million of cash and cash equivalents, total assets of $753.0 million, total debt of $407.8 million, and total stockholders’ equity of $305.3 million.

At March 4, 2022, One Liberty’s available liquidity was $97.9 million, including $12.6 million of cash and cash equivalents (including the credit facility’s required $3 million deposit maintenance balance) and up to $85.3 million available under its credit facility.

Dividends:

On March 10, 2022, the Board of Directors declared a quarterly dividend on the Company’s common stock of $0.45 per share.  The dividend is payable April 7, 2022 to stockholders of record on March 24, 2022. This dividend represents One Liberty’s 117th consecutive quarterly dividend.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance.  FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination and certain other fees and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), income on insurance recoveries from casualties and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain statements contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and the other reports filed with the Securities Exchange Commission thereafter. In addition, estimates of rental income for 2022 exclude any related variable rent, anticipated property sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties, many of which are subject to long-term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1Liberty.com

(22/olp press release/OLP Press Release Final)

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,
	2021	2020

ASSETS
Real estate investments, at cost	$837,641	$839,058
Accumulated depreciation	(160,664)	(147,136)
Real estate investments, net	676,977	691,922

Property held-for-sale	1,270	—
Investment in unconsolidated joint ventures	10,172	10,702
Cash and cash equivalents	16,164	12,705
Unbilled rent receivable	14,330	15,438
Unamortized intangible lease assets, net	20,694	24,703
Other assets	13,346	20,667
Total assets	$752,953	$776,137

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,316 and $3,845 of deferred financing costs, respectively	$396,344	$429,704
Line of credit-outstanding, net of $216 and $425 of deferred financing costs, respectively	11,484	12,525
Unamortized intangible lease liabilities, net	10,407	11,189
Other liabilities	28,440	30,759
Total liabilities	446,675	484,177

Total One Liberty Properties, Inc. stockholders' equity	305,332	290,767
Non-controlling interests in consolidated joint ventures	946	1,193
Total equity	306,278	291,960
Total liabilities and equity	$752,953	$776,137

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Rental income, net	$20,842	$18,717	$82,180	$81,888
Lease termination fees	224	15	560	15
Total revenues	21,066	18,732	82,740	81,903

Operating expenses:
Depreciation and amortization	5,777	5,763	22,832	22,964
General and administrative	3,340	3,427	14,310	13,671
Real estate operating expenses	3,530	3,536	13,802	13,634
State taxes	70	83	291	310
Impairment due to casualty loss	—	—	—	430
Total operating expenses	12,717	12,809	51,235	51,009

Other operating income
Gain on sale of real estate, net	2,695	2,712	25,463	17,280
Operating income	11,044	8,635	56,968	48,174

Other income and expenses:
Equity in earnings (loss) of unconsolidated joint ventures	127	(148)	202	38
Equity in earnings from sale of unconsolidated joint venture properties	4	—	805	121
Prepayment costs on debt	(64)	—	(901)	(1,123)
Other income	4	34	869	496
Interest:
Expense	(4,366)	(4,734)	(17,939)	(19,317)
Amortization and write-off of deferred financing costs	(216)	(216)	(970)	(976)

Net income	6,533	3,571	39,034	27,413
Net (income) loss attributable to non-controlling interests	(26)	1	(177)	(6)

Net income attributable to One Liberty Properties, Inc.	$6,507	$3,572	$38,857	$27,407

Net income per share attributable to common stockholders-diluted	$0.30	$0.16	$1.85	$1.33

Funds from operations - Note 1	$9,778	$6,741	$36,094	$33,876
Funds from operations per common share-diluted - Note 2	$0.46	$0.33	$1.72	$1.66

Adjusted funds from operations - Note 1	$10,747	$9,079	$41,047	$38,755
Adjusted funds from operations per common share-diluted - Note 2	$0.51	$0.44	$1.95	$1.90

Weighted average number of common shares outstanding:
Basic	20,210	19,835	20,086	19,571
Diluted	20,369	19,871	20,264	19,599

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$6,507	$3,572	$38,857	$27,407
Add: depreciation and amortization of properties	5,659	5,663	22,395	22,558
Add: our share of depreciation and amortization of unconsolidated joint ventures	183	135	571	544
Add: impairment due to casualty loss	—	—	—	430
Add: amortization of deferred leasing costs	118	100	437	406
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	25	6	45	20
Deduct: gain on sale of real estate, net	(2,695)	(2,712)	(25,463)	(17,280)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(4)	—	(805)	(121)
Adjustments for non-controlling interests	(15)	(23)	57	(88)
NAREIT funds from operations applicable to common stock	9,778	6,741	36,094	33,876

(Deduct) Add: straight-line rent accruals and amortization of lease intangibles	(333)	819	(1,019)	(1,408)
(Deduct) Add: our share of straight-line rent accruals and amortization
of lease intangibles of unconsolidated joint ventures	—	71	(10)	(73)
Deduct: lease termination fee income	(224)	(15)	(560)	(15)
Deduct: lease assignment fee income	—	—	(100)	—
Add: amortization of restricted stock compensation	1,242	1,244	5,433	4,686
Add: prepayment costs on debt	64	—	901	1,123
Deduct: income on insurance recoveries from casualty loss	—	—	(695)	(430)
Add: amortization and write-off of deferred financing costs	216	215	970	976
Add: our share of amortization and write-off of deferred financing costs
of unconsolidated joint ventures	4	4	17	17
Adjustments for non-controlling interests	—	—	16	3
Adjusted funds from operations applicable to common stock	$10,747	$9,079	$41,047	$38,755

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.30	$0.16	$1.85	$1.33
Add: depreciation and amortization of properties	0.27	0.29	1.06	1.12
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.03	0.03
Add: impairment due to casualty loss	—	—	—	0.02
Add: amortization of deferred leasing costs	0.01	—	0.02	0.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	(0.13)	(0.13)	(1.21)	(0.85)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	—	(0.04)	(0.01)
Adjustments for non-controlling interests	—	—	0.01	—
NAREIT funds from operations per share of common stock-diluted (a)	0.46	0.33	1.72	1.66
(Deduct) Add: straight-line rent accruals and amortization of lease intangibles	(0.01)	0.04	(0.06)	(0.08)
(Deduct) Add: our share of straight-line rent accruals and amortization
of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: lease termination fee income	(0.01)	—	(0.03)	—
Deduct: lease assignment fee income	—	—	—	—
Add: amortization of restricted stock compensation	0.06	0.06	0.26	0.23
Add: prepayment costs on debt	—	—	0.04	0.06
Deduct: income on insurance recoveries from casualty loss	—	—	(0.03)	(0.02)
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.05	0.05
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock-diluted (a)	$0.51	$0.44	$1.95	$1.90

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.